As filed with the Securities and Exchange Commission on November 24, 2021

Registration Nos. 333-231984

333-202111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231984

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202111

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INOVALON HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-1830316
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4321 Collington Road

Bowie, Maryland 20716

(301) 809-1000

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2015 Omnibus Incentive Plan

Amended and Restated Long-Term Incentive Plan

2015 Employee Stock Purchase Plan

(Full Title of the Plan)

Keith R. Dunleavy, M.D.

Chief Executive Officer and Chairman

Inovalon Holdings, Inc.

4321 Collington Road, Bowie, MD 20716

(301) 809-4000

(Name and Address of Agent For Service) (Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission by Inovalon Holdings, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-231984, filed on June 6, 2019, registering 6,000,000 shares of Class A common stock, par value $0.000005 per share (the “Class A Common Stock”), under the Registrant’s Amended and Restated 2015 Omnibus Incentive Plan.

•

Registration Statement No. 333-202111, filed on February 13, 2015, registering (i) 7,335,430 shares of Class A Common Stock under the Registrant’s 2015 Omnibus Incentive Plan; (ii) 1,833,857 shares of Class A Common Stock under the Registrant’s 2015 Employee Stock Purchase Plan; (iii) 6,940,055 shares of Class A Common Stock under the Registrant’s Amended and Restated Long-Term Inentive Plan; (iv) 6,451,275 shares of Class B common stock, par value $0.000005, of the Registrant (the “Class B Common Stock”) under the Registrant’s Amended and Restated Long-Term Incentive Plan (options); and (v) 488,780 shares of Class B Common Stock under the Registrant’s Amended and Restated Long-Term Incentive Plan (RSUs).

Pursuant to the Agreement and Plan of Merger, dated as of August 19, 2021, by and among the Registrant, Ocala Bidco, Inc., a Delaware corporation (“Parent”), and Ocala Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). At the closing, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowie, State of Maryland, on November 24, 2021.

INOVALON HOLDINGS, INC.

By:	/s/ Keith R. Dunleavy, M.D.
	Name:	Keith R. Dunleavy, M.D.
	Title:	Chief Executive Officer & Chairman

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.